Exhibit (a)(1)(C)

FORM OF NOTICE OF WITHDRAWAL/CHANGE OF ELECTION FORM

Please read this Notice of Withdrawal/Change of Election Form carefully. If you previously elected to tender all or none of your eligible options in exchange for restricted stock, subject to and upon the terms and conditions set forth in the GeoMet, Inc. Offer to Exchange Certain Outstanding Stock Options for Restricted Stock, dated December 7, 2010 (as it may be amended or supplemented from time to time, the “Offer to Exchange”), and you would like to withdraw the tender of your eligible options and/or change your previous election not to tender your eligible options for exchange, you may do so by submitting a completed, signed and dated Notice of Withdrawal/Change of Election Form, which in either case must be received from you by GeoMet, Inc (“GeoMet”) before 5:00 p.m., Central Time, on the expiration date, which is currently January 5, 2011 (the “Expiration Date”) (or if the offer is extended, your Notice of Withdrawal/ Change of Election Form must be received before the extended expiration date of the offer).

If you intend to submit this Notice of Withdrawal/Change of Election Form, you must complete, sign and date a copy of this Notice of Withdrawal/Change of Election Form and return it to GeoMet so that GeoMet receives it before 5:00 p.m., Central Time, on the Expiration Date. You may send your response via hand delivery, e-mail, fax, overnight delivery or regular mail to:

GeoMet, Inc.

Attn: Stephen M. Smith

909 Fannin Street, Suite 1850

Houston, TX 77010

E-mail Address: ssmith@geometcbm.com

Fax No.: 1-713-659-3856

Your withdrawal and/or change of election will be effective only upon receipt by GeoMet. You are responsible for making sure that the Notice of Withdrawal/Change of Election Form is received by GeoMet before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure that Geomet receives your Notice of Withdrawal/Change of Election Form before 5:00 p.m., Central Time, on the Expiration Date. Your tendered eligible options will not be considered withdrawn or changed elections will not be considered made until GeoMet receives your properly completed and signed Notice of Withdrawal/Change of Election Form.

Geomet will confirm receipt of your Notice of Withdrawal/Change of Election Form via email after receipt. If you do not receive confirmation of receipt of your Notice of Withdrawal/Change of Election Form from GeoMet soon after the date your Notice of Withdrawal/Change of Election Form should be received by GeoMet, or if you submit your Notice of Withdrawal/Change of Election Form less than five business days before the Expiration Date, please contact Steve Smith at 1-713-287-2251.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL/CHANGE OF ELECTION FORM UNLESS YOU WISH TO WITHDRAW OR CHANGE YOUR ELECTION FOR ALL OF YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

By signing below, I understand and agree that:

I previously received the Offer to Exchange, the Election Form and the Form of Restricted Stock Agreement. I completed, signed and returned the Election Form, thereby electing to exchange all or none of my eligible option grants for restricted stock of GeoMet as described in the Offer to Exchange. I now wish to withdraw all of my tendered option grants from the offer and/or change my election not to tender all of my eligible option grants. I understand that by signing this Notice of Withdrawal/Change of Election Form and delivering it to GeoMet pursuant to the instructions above, I elect to tender the eligible option grants as listed in Annex A or else reject the offer with respect to all my eligible options as I have indicated by checking the appropriate box in Annex A.

By withdrawing my election, I understand that I will not receive any restricted stock for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between GeoMet and me. The withdrawal of my eligible options is at my own discretion.

With respect to any changes in the options tendered for exchange pursuant to this Notice of Withdrawal/Change of Election Form, I understand that the Election Form acknowledgements I signed previously acknowledging the terms and conditions of the exchange offer govern my election under this document as well.

I understand that if I wish to change this withdrawal or change of election with respect to my eligible options and once again accept the offer for the options that I have withdrawn or elected not to exchange, I must submit a new Notice of Withdrawal/Change of Election Form that must be received by GeoMet prior to the expiration of the offer.

ANNEX A

NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED

FOR EXCHANGE OR CHANGE OF ELECTION

PURSUANT TO THE OFFER TO EXCHANGE

IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to change your previous election by tendering all eligible options, please check the second box below and confirm information for each of the eligible options.

☐    I want to withdraw all of the eligible options that I previously elected to exchange pursuant to the Offer to Exchange. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions. I do not accept the offer to exchange any of my eligible options.

☐    I want to change my election choice from my previous Election Form and/or Notice of Withdrawal/Change of Election Form and I want to tender for exchange all my eligible option grants indicated below.

Original Grant Date	Number of Eligible Options	Vested Yes/No	Exercise Price Per Share	Exchange Ratio Per Eligible Option	Number of New Restricted Shares to be Granted in Exchange	Exchange All Eligible Options

Totals						☐ Yes ☐ No

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:                                              , 201

Address:

E-mail address:

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